Exhibit 99.1

Impac Mortgage Holdings, Inc. Announces Third Quarter 2016 Results

Irvine, CA, November 2, 2016 — Impac Mortgage Holdings, Inc. (NYSE MKT: IMH) announces the financial results for the quarter ended September 30, 2016.  For the third quarter of 2016, the Company reported GAAP net earnings of $16.5 million, and adjusted operating income (as defined below) of $47.4 million, as compared to GAAP net earnings of $19.3 million and adjusted operating income of $8.5 million in the third quarter of 2015, and GAAP net earnings of $12.3 million and adjusted operating income of $18.5 million in the second quarter of 2016.  Operating income, excluding the changes in contingent consideration, (“adjusted operating income”) is considered a non-GAAP financial measurement; see the discussion and reconciliation on non-GAAP financial measures below.

Results of Operations	For the Three Months Ended			For the Nine Months Ended
(in thousands, except share data)	September 30,	June 30,	September 30,	September 30,	September 30,
(unaudited)	2016	2016	2015	2016	2015
Revenues:
Gain on sale of loans, net	$113,158	$78,822	$47,274	$245,849	$133,018
Real estate services fees, net	2,678	1,995	2,775	6,773	7,872
Servicing income, net	3,789	2,803	2,432	8,680	4,083
Loss on mortgage servicing rights	(15,857)	(14,482)	(4,818)	(41,249)	(14,176)
Other	225	75	(11)	453	283
Total revenues	103,993	69,213	47,652	220,506	131,080
Expenses:
Personnel expense	38,467	30,592	21,315	93,025	56,883
Business promotion	10,350	11,286	10,735	30,828	19,628
General, administrative and other	7,736	8,842	7,100	23,742	20,479
Accretion of contingent consideration	1,591	1,759	2,424	5,244	5,471

Change in fair value of contingent consideration	23,215	8,412	(16,897)	34,569	(28,223)
Total expenses	81,359	60,891	24,677	187,408	74,238
Operating income:	22,634	8,322	22,975	33,098	56,842
Other income (expense):
Net interest income	1,304	833	119	2,036	2,135
Change in fair value of long-term debt	(8,641)	1,354	—	(7,286)	(8,661)
Change in fair value of net trust assets	1,071	2,165	(3,004)	2,609	(3,078)
Total other (expense) income	(6,266)	4,352	(2,885)	(2,641)	(9,604)
Net earnings before income taxes	16,368	12,674	20,090	30,457	47,238
Income tax (benefit) expense	(130)	423	781	728	(22,852)
Net earnings	$16,498	$12,251	$19,309	$29,729	$70,090

Diluted weighted average common shares	14,403	13,863	13,598	13,973	12,837
Diluted earnings per share	$1.18	$0.92	$1.48	$2.27	$5.61

Net earnings include fair value adjustments for changes in the contingent consideration, long-term debt and net trust assets.  The contingent consideration is related to the CashCall Mortgage (“CCM”) acquisition transaction, while the other fair value adjustments are related to our legacy portfolio.  These fair value adjustments are non-cash items and are not related to current operating results.  Although we are required by GAAP to record a change in fair value and accretion of the contingent consideration, management believes operating income excluding contingent consideration changes and the related accretion is more useful to discuss the ongoing and future operations of the Company.  The table below shows operating income excluding these items:

	For the Three Months Ended			For the Nine Months Ended
Operating Income	September 30,	June 30,	September 30,	September 30,	September 30,
(in thousands, except share data)	2016	2016	2015	2016	2015
Net earnings:	$16,498	$12,251	$19,309	$29,729	$70,090
Total other (expense) income	6,266	(4,352)	2,885	2,641	9,604
Income tax (benefit) expense	(130)	423	781	728	(22,852)
Operating income:	$22,634	$8,322	$22,975	$33,098	$56,842
Accretion of contingent consideration	1,591	1,759	2,424	5,244	5,471
Change in fair value of contingent consideration	23,215	8,412	(16,897)	34,569	(28,223)
Operating income excluding changes in contingent consideration	$47,440	$18,493	$8,502	$72,911	$34,090

Diluted weighted average common shares	14,403	13,863	13,598	13,973	12,837
Diluted operating income excluding changes in contingent consideration per share	$3.29	$1.33	$0.63	$5.22	$2.66

Operating income, excluding the changes in contingent consideration, increased to $47.4 million or $3.29 per diluted common share for the third quarter of 2016 as compared to $8.5 million or $0.63 per diluted common share in the third quarter of 2015, and $18.5 million or $1.33 per diluted common share in the second quarter of 2016.  The $28.9 million increase in operating income in the third quarter of 2016, as compared to the second quarter of 2016, was primarily due to a $34.3 million increase in gain on sale of loans from a 30% increase in volume (as discussed below) combined with a 25 basis point “bps” increase in gain on sale margins to 268 bps in the quarter.  This increase in gain on sale of loans was offset primarily by an increase in loss on mortgage servicing rights (“MSR”) of $15.9 million in the third quarter, as discussed below.

During the third quarter of 2016, prepayments of the servicing portfolio increased to $1.1 billion of the unpaid principal balance (“UPB”) as compared to $881.4 million in UPB in the second quarter. However, during the third quarter, we successfully recaptured and refinanced 85% of these prepayments, a slight improvement over an 83% retention rate for the second quarter of 2016.

The loss on mortgage servicing rights was primarily due to charges associated with the retention of servicing, as shown below:

	For the Three Months Ended		For the Nine Months Ended
Loss on Mortgage Servicing Rights	September 30,		September 30,
(in thousands)	2016	2015	2016	2015
Change in fair value of mortgage servicing rights	$(8,224)	$(4,347)	$(32,047)	$(7,983)
Loss on sale of mortgage servicing rights	(7,532)	(471)	(10,611)	(6,193)
Realized and unrealized gains from hedging instruments	(101)	—	1,409	—
Loss on mortgage servicing rights	$(15,857)	$(4,818)	$(41,249)	$(14,176)

Upon a borrower refinancing a loan in our portfolio, the associated MSR of the initial loan is written off in the form of a mark-to-market (“MTM”) loss from the prepayment of the loan.  However, we also record the origination income from the refinanced loan and the gain on sale including the capitalized servicing value of the new MSR.  In the third quarter of 2016, we recorded $8.2 million in change in fair value of mortgage servicing rights, including $9.3 million in MSR MTM losses due to these prepayments offset by a MTM gain at September 30, 2016 of $1.1 million, as a result of a slight increase in rates during September.

During the third quarter, the Company was successful in negotiating an amendment to a previous MSR sale, extending the early prepayment protection, in return allowing the Company to solicit our customer for refinance.  Upon refinancing our customer from the sold portfolio, we earn the origination income on the new loan and gain on sale including the capitalized servicing value of the new MSR but also record a charge representing premium recapture charges related to the early prepayment protection.  In accordance with GAAP, a charge for the current period activity is recorded plus an estimate of all expected servicing premium to be paid to the investor is required to be recorded.  In the third quarter of 2016, the loss on mortgage servicing rights of $7.5 million includes a $2.8 million charge for third quarter 2016 activity and a reserve of $4.2 million for future expected premium recapture charges.  As long as the interest rate environment allows for recapture opportunities, we expect to continue to refinance borrowers in the sold portfolio.  However, we will monitor the profitability of this extended early prepayment protection on a month-to-month basis.  The amendment gives the Company the option to terminate the agreement with a 90 day notification.

Selected Operational Data

(in millions)

	Q3 2016	Q2 2016	% Change	Q3 2015	% Change
Retail Originations	$3,273.7	$2,493.0	31%	$1,285.7	155%
Correspondent Originations	$583.2	$419.9	39%	$608.5	-4%
Wholesale Originations	$360.1	$334.5	8%	$409.0	-12%
Total Originations	$4,217.0	$3,247.4	30%	$2,303.2	83%

During the third quarter of 2016, total originations increased 30% to $4.2 billion as compared to $3.2 billion in the second quarter of 2016.  In the third quarter of 2016, retail originations continued to be the main driver of total originations representing approximately 78% or $3.3 billion in total originations.  For the first nine months of 2016, the Company’s total originations increased to $9.8 billion, a 34% increase as compared to $7.3 billion for the first nine months of 2015, with retail originations representing $7.4 billion or 76% of such originations.

Selected Operational Data

(in millions)

	9/30/2016	6/30/2016	% Change	9/30/2015	% Change
Locked Pipeline	$1,222.9	$1,020.4	20%	$725.5	69%

As of September 30, 2016, our locked pipeline, which represents mortgages we expect to close in the near future, had increased to $1.2 billion, a 20% increase from $1.0 billion as of June 30, 2016.

Summary Balance Sheet

(in thousands)

	September 30,	December 31,
	2016	2015
	(Unaudited)
ASSETS
Cash	$58,902	$32,409
Mortgage loans held-for-sale	849,521	310,191
Finance receivables	78,653	36,368
Mortgage servicing rights	87,413	36,425
Securitized mortgage trust assets	4,169,519	4,594,534
Goodwill and intangibles	131,765	134,913
Deferred tax asset	24,420	24,420
Other assets	59,640	41,592
Total assets	$5,459,833	$5,210,852

LIABILITIES & EQUITY
Warehouse borrowings	$880,111	$325,616
Debt	94,668	106,433
Securitized mortgage trust liabilities	4,151,389	4,580,326
Contingent consideration	59,896	48,079
Other liabilities	60,088	35,908
Total liabilities	5,246,152	5,096,362
Total equity	213,681	114,490
Total liabilities and stockholders’ equity	$5,459,833	$5,210,852

Selected Operational Data

(in millions)

	9/30/2016	6/30/2016	% Change	9/30/2015	% Change
Mortgage Servicing Portfolio	$9,450.7	$6,641.5	42%	$6,088.0	55%

As of September 30, 2016, the UPB of the Company’s mortgage servicing portfolio increased to $9.5 billion, a 42% increase from June 30, 2016, which contributed to the increase of our retained MSRs to $87.4 million at September 30, 2016 as compared to $54.7 million at June 30, 2016.

During the third quarter of 2016, we increased the carrying value of our long-term debt by $8.8 million due to our improved financial condition as evidenced by better profitability and the recent successful public offering, as discussed below.

In September 2016, the Company issued 3.45 million shares of common stock at a public offering price of $13.00 per share, as a result of the completion of a successful over-subscribed follow-on offering, including underwriter over-allotment.  The demand from the institutional investment community was strong and resulted in a 20% upsizing of the shares offered.  Gross proceeds to the Company were approximately $44.9 million before deducting underwriter discounts and commissions and estimated expenses payable by the Company.  The proceeds from the offering are for general corporate purpose, including working capital and development costs, such as retention of servicing on new originations and to grow market share and geographic scope within the CashCall Mortgage retail channel, as well as continued growth in the correspondent and wholesale lending channels.

The contingent consideration liability represents the estimated fair value of the expected future earn-out payments to be paid to the seller of the CCM operations, which were acquired in the first quarter of 2015.  In the third quarter of 2016, we updated assumptions based on current market conditions, resulting in an increase in projected volumes of CCM and in turn a higher estimated value of the contingent consideration to the seller of CCM. As a result, we recorded a change in the fair value of the contingent consideration in the third quarter increasing the contingent consideration liability by $23.2 million over the remaining earn-out period of five quarters.  Even though this projected increase in mortgage volume for CCM is a favorable development, as required by GAAP, it resulted in a corresponding charge to earnings of $23.2 million in the third quarter of 2016.

Mr. Joseph Tomkinson, Chairman and CEO of Impac Mortgage Holdings, Inc., commented, “After being out of the public equity markets for ten years and spending six years after the financial crisis restructuring the balance sheet and resolving many of our legacy issues, we are pleased to see the strong demand from the institutional investment community in our equity offering.  The proceeds from this offering will allow us to execute on our core growth strategies which include continuing to expand our origination and servicing platforms and to retain valuable MSR assets.  We are very excited to add new high-quality institutional investor partners in connection with the offering and are pleased that they share in our enthusiasm for the opportunities at IMH.”

Non-GAAP Financial Measures

This release contains operating income excluding changes in contingent consideration and operating income excluding changes in contingent consideration per share as performance measures, which are considered non-GAAP financial measures, to further aid our investors in understanding and analyzing our core operating results and comparing them among periods.  Operating income excluding changes in contingent consideration and operating income excluding changes in contingent consideration per share exclude certain items that we do not consider part of our core operating results. These non-GAAP financial measures are not intended to be considered in isolation or as a substitute for net earnings before income taxes, net earnings or diluted EPS prepared in accordance with GAAP.  The table below shows operating income excluding these items:

	For the Three Months Ended		For the Nine Months Ended
	September 30,	June 30,	September 30,	September 30,	September 30,
	2016	2016	2015	2016	2015
Diluted earnings per share	$1.18	$0.92	$1.48	$2.27	$5.61
Adjustments:
Total other (expense) income (1)	0.40	(0.36)	0.15	0.05	0.60
Income tax (benefit) expense	(0.01)	0.03	0.06	0.05	(1.78)
Accretion of contingent consideration	0.11	0.13	0.18	0.38	0.43
Change in fair value of contingent consideration	1.61	0.61	(1.24)	2.47	(2.20)
Diluted operating income excluding changes in contingent consideration per share	$3.29	$1.33	$0.63	$5.22	$2.66

(1)         Includes the add back of interest expense on the convertible notes, net of tax used to calculate diluted earnings using the if-converted method.

Conference Call

The Company will hold a conference call on November 3, 2016, at 9:00 a.m. Pacific Time (12:00 p.m. Eastern Time), to discuss the Company’s financial results and business outlook and to answer investor questions. After the Company’s prepared remarks, management will host a live Q&A session.  To submit questions via email, please email your questions to Justin.Moisio@ImpacMail.com.  Investors may participate in the conference call by dialing (844) 265-1560, conference ID number 10264507, or access the web cast via our web site at http://ir.impaccompanies.com. To participate in the conference call, dial in 15 minutes prior to the scheduled start time. The conference call will be archived on the Company’s web site at http://ir.impaccompanies.com.

Forward-Looking Statements

This press release contains certain forward looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward looking statements, some of which are based on various assumptions and events that are beyond our control, may be identified by reference to a future period or periods or by the use of forward looking terminology, such as “may,” “capable,” “will,” “intends,” “believe,” “expect,” “likely,” “potentially”  “appear,” “should,” “could,” “seem to,” “anticipate,” “expectations,” “plan,” “ensure,” or similar terms or variations on those terms or the negative of those terms. The forward looking statements are based on current management expectations. Actual results may differ materially as a result of several factors, including, but not limited to the following:  failure to achieve the benefits expected from the acquisition of the CCM operations, including an increase in origination volume generally, increase in each of our origination channels and ability to successfully use the marketing platform to expand volumes of our other loan products; successful development, marketing, sale and financing of new and existing financial products, including expansion of non-Qualified Mortgage originations and conventional and government loan programs; ability to successfully diversify our mortgage products; volatility in the mortgage industry; unexpected interest rate fluctuations and margin compression; our ability to manage personnel expenses in relation to mortgage production levels; our ability to successfully use warehousing capacity; increased competition in the mortgage lending industry by larger or more efficient companies; issues and system risks related to our technology; ability to successfully create cost and product efficiencies through new technology; more than expected increases in default rates or loss severities and mortgage related losses; ability to obtain additional financing through lending and repurchase facilities, debt or equity funding, strategic relationships or otherwise;  the terms of any financing, whether debt or equity, that we do obtain and our expected use of proceeds from any financing; increase in loan repurchase requests and ability to adequately settle repurchase obligations; failure to create brand awareness; the outcome, including any settlements, of litigation or regulatory actions pending against us or other legal contingencies; and our compliance with applicable local, state and federal laws and regulations and other general market and economic conditions.

For a discussion of these and other risks and uncertainties that could cause actual results to differ from those contained in the forward looking statements, see the annual and quarterly reports we file with the Securities and Exchange Commission. This document speaks only as of its date and we do not undertake, and specifically disclaim any obligation, to release publicly the results of any revisions that may be made to any forward looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

About the Company

Impac Mortgage Holdings, Inc. (IMH or Impac) provides innovative mortgage lending and warehouse lending solutions, as well as real estate solutions that address the challenges of today’s economic environment.  Impac’s operations include mortgage and warehouse lending, servicing, portfolio loss mitigation and real estate services as well as the management of the securitized long-term mortgage portfolio, which includes the residual interests in securitizations.

For additional information, questions or comments, please call Justin Moisio, VP Business Development & Investor Relations at (949) 475-3988 or email Justin.Moisio@ImpacMail.com. Web site: http://ir.impaccompanies.com  or www.impaccompanies.com